Exhibit 23.3

Consent of Independent Registered

Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2004 relating to the 2003 financial statements of The Peoples BancTrust Company, Inc., which appears in The Peoples BancTrust Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

October 2, 2006